As filed with the Securities and Exchange Commission on June 9, 2023

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Kosmos Energy Ltd.

(Exact name of registrant as specified in its charter)

Delaware		98-0686001
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

8176 Park Lane, Suite 500 Dallas, TX 75231
(Address of Principal Executive Offices, Including Zip Code)

Kosmos Energy Ltd. Long Term Incentive Plan

(Full title of the plan)

Jason E. Doughty

SVP, General Counsel and Corporate Secretary

8176 Park Lane, Suite 500

Dallas, TX 75231

(214) 445-9600 (t)

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Travis Triano

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000 (t)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of registering an additional 17,000,000 shares of Common Stock that are issuable at any time or from time to time under the Kosmos Energy Ltd. Long Term Incentive Plan, amended and restated as of April 25, 2023 (the “Plan”).  Pursuant to General Instruction E, the contents of the Registration Statement on Form S-8 filed for the Plan with the Securities and Exchange Commission (the “Commission”) on May 16, 2011 (Registration No. 333-174234), the Registration Statement on Form S-8 filed for the Plan with the Commission on October 2, 2015 (Registration No. 333-207259), the Registration Statement on Form S-8 filed for the Plan with the Commission on November 15, 2018 (Registration No. 333-228397) and the Registration Statement on Form S-8 filed for the Plan with the Commission on June 9, 2021 (Registration No. 333-256933), including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)       The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 28, 2023 (File No. 001-35167).

(b)       All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2022.

(c)        The sections of the Company’s Definitive Proxy Statement on Form DEF 14A for the 2023 Annual Meeting of Stockholders incorporated by reference in the annual report; and

(d)       The description of the Company’s capital stock, filed as Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2019 (File No. 001-35167), including any amendments or supplements thereto.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our Certificate of Incorporation provides for indemnification by the Company of its directors and officers to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

The above discussion of our certificate of incorporation and the DGCL is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation and statutes.

Item 8. Exhibits.

Exhibit Number

4.1	Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Form 8-K12g-3 filed on December 28, 2018 (File No. 000-56014), and incorporated herein by reference).

4.2	Bylaws of the Company (filed as Exhibit 3.1 to the Company’s Form 8-K filed on March 15, 2022 (File No. 001-35167), and incorporated herein by reference).

4.3	Form of Common Stock Certificate (filed as Exhibit 4.1 to the Company’s Form 8-K12g-3 filed on December 28, 2018 (File No. 000-56014), and incorporated herein by reference).

4.4	Description of the Company's Capital Stock (filed as Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2019 (File No. 001-35167) and incorporated herein by reference).

5*	Opinion of Davis Polk & Wardwell LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ryder Scott Company, L.P.

23.3*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5).

24*	Power of Attorney (included in the signature pages hereof).

99*	Kosmos Energy Ltd. Long Term Incentive Plan (amended and restated as of April 25, 2023)

107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on the 9th day of June, 2023.

KOSMOS ENERGY LTD.

By:	/s/ Jason E. Doughty
	Name:	Jason E. Doughty
	Title:	SVP, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Andrew G. Inglis, Neal D. Shah and Jason E. Doughty acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew G. Inglis	Chairman and Chief Executive Officer	June 9, 2023
Andrew G. Inglis	(principal executive officer)

/s/ Neal D. Shah	Senior Vice President and Chief Financial Officer	June 9, 2023
Neal D. Shah	(principal financial officer)

/s/ Ronald W. Glass	Vice President and Chief Accounting Officer	June 9, 2023
Ronald W. Glass	(principal accounting officer)

/s/ Roy A. Franklin	Director	June 9, 2023
Roy A. Franklin

/s/ Deanna L. Goodwin	Director	June 9, 2023
Deanna L. Goodwin

/s/ Sir John Grant	Director	June 9, 2023
Sir John Grant

/s/ Maria Moræus Hanssen	Director	June 9, 2023
Maria Moræus Hanssen

/s/ Adebayo O. Ogunlesi	Director	June 9, 2023
Adebayo O. Ogunlesi

/s/ Steven M. Sterin	Director	June 9, 2023
Steven M. Sterin

/s/ J. Mike Stice	Director	June 9, 2023
J. Mike Stice